Exhibit 10.1
EXECUTION COPY
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT is made and entered into as of the 4th day of May, 2006, by and between The Sportsman’s Guide, Inc., a Minnesota corporation (the “Company”), and Greg Binkley (“Employee”), under the following circumstances:
A.	Employee has been employed by the Company and has significant experience in the operation and management of the Company’s business.

B.	The Company is entering into an Agreement and Plan of Merger by and among the Company, VLP Corporation (“VLP”), and Panther Subcorp, Inc. (the “Merger Agreement”), pursuant to which the Company will become a subsidiary of VLP (the transactions contemplated by the Merger Agreement, the “Merger”).

C.	The Company desires to retain Employee’s experience and expertise for the continued success of the Company’s business following the Merger.

D.	The parties desire to have their rights, obligations and duties specified herein.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:
     1. Employment and Duties; Standard of Service. During the Term (as defined in Section 2), the Company shall employ Employee as its Chief Executive Officer, with such duties as may be determined from time to time by the Board of Directors of the Company (the “Board of Directors”). Employee hereby agrees that while employed by the Company, he shall devote his full attention and time during normal business hours to the business and affairs of the Company and shall use his best efforts to perform faithfully and efficiently such responsibilities.
     2. Term.
          (a) Term. Subject to Section 3 hereunder, the term of this Agreement (the “Term”) shall begin as of the Closing Date (as defined in the Merger Agreement) and shall continue until the third anniversary thereof (the “Initial Expiration Date”), provided that on the Initial Expiration Date and on each anniversary thereof (each of the Initial Expiration Date and each anniversary thereof, a “Renewal Date”), the Term shall be automatically extended for one (1) additional year unless, on or before the 30th day immediately preceding a Renewal Date, either Employee or the Company gives written notice to the other of the cessation of further extensions, in which case no further automatic extensions shall occur.
          (b) Survival of Certain Provisions. Notwithstanding anything to the contrary set forth in this Agreement, the provisions contained in this Section 2(b), Section 3(d) and Sections 5, 6, 7 and 13 of this Agreement shall survive the termination of this Agreement.

     3. Early Termination/Compensation Upon Termination.
          (a) Death, Disability or Mutual Agreement. The Term shall terminate prior to its stated termination date, and immediately upon the happening of any of the following events:
          (i) the death of Employee;
          (ii) the mental or physical disability or incapacity of Employee, which causes Employee to be unable to perform his duties hereunder, which disability or incapacity shall be deemed to have occurred upon the earlier of (A) Employee becoming entitled to receive “total disability benefits” (or their substantive equivalent form of benefits) under the Company’s disability plan(s) then in effect; (B) a determination that Employee has become permanently disabled made by an independent physician mutually agreed upon by the Company and Employee in good faith or (C) Employee shall have been unable, unwilling, or shall have failed to perform his duties hereunder for a period of 180 days during any 12 consecutive months;
          (iii) execution by the Company and Employee of a written agreement of termination (which may specify a later effective date of such termination); or
          (iv) December 31 of any year in which Employee attains the age of 65, at which time Employee shall retire unless otherwise agreed by Employee and the Company.
          (b) By the Company.
          (i) The Company may terminate the Term upon the giving of notice by the Company to Employee of termination for Cause. For this purpose, “Cause” shall mean:
          (A) the willful and continued failure by Employee to (I) comply with the terms of this Agreement, (II) comply with policies of the Board of Directors or (III) otherwise substantially perform his duties with the Company (other than as a result of disability of the type described in Section 3(a)(ii)); or
          (B) the willful engaging by Employee in conduct which is demonstrably and materially injurious to Company, monetarily or otherwise; or
          (C) (I) dishonesty which is materially injurious to the Company, including, without limitation, the misappropriation of Company trade secrets or customer mailing lists, (II) intoxication during normal working hours, (III) actions involving moral turpitude, (IV) addiction to or abuse of drugs (the effect of which is materially injurious to the Company) or (V) conviction of a felony.
          (ii) The Company may terminate the Term without cause upon 180 days’ written notice to Employee provided the Company complies with the provisions of Section 3(d)(iv).

          (c) By Employee. Employee may terminate the Term in accordance with the following:
          (i) immediately upon the giving of notice by Employee to the Company of termination for Good Reason. For this purpose, “Good Reason” shall mean any one or more of the following:
          (A) an adverse change in Employee’s status or position as an executive officer of the Company including, without limitation, any adverse change in Employee’s status or position as a result of a material diminution in Employee’s duties, responsibilities or authority as of the date of this Agreement (or any status or position to which Employee may be promoted after the date hereto) or the assignment to Employee of any duties or responsibilities which are inconsistent with Employee’s status or position, or any removal of Employee from or any failure to reappoint or reelect Employee to such position as an officer of the Company (except in connection with any termination of Employee’s employment described in Sections 3(a) or (b));
          (B) a reduction by the Company in Employee’s Base Salary (as hereinafter defined) as in effect immediately prior to the date of this Agreement or as the same may be increased from time to time or, except as otherwise provided herein, a change in the eligibility requirements or performance criteria under the incentive programs set forth in this Agreement, which such change is materially adverse to Employee;
          (C) without replacement by a Plan (as hereinafter defined) providing benefits to Employee equal to or greater than those discontinued or reduced, the failure by the Company to continue in effect, within its maximum stated term, any Plan in which Employee is participating or the taking of any action by the Company that would materially and adversely affect Employee’s participation or materially reduce Employee’s benefits under any Plan;
          (D) the taking of any action by the Company that would materially and adversely affect the physical conditions existing immediately prior to the date of this Agreement in or under which Employee performs his employment duties;
          (E) the Company’s announcement of plans to relocate or undertaking of efforts to relocate its executive offices (including, without limitation, the offices of Employee) to a location outside of the Minneapolis/St. Paul metropolitan area;
          (F) failure by the Company to obtain from any successor in interest thereto assent to the terms of this Agreement.
Notwithstanding any provision in this Section 3(c) to the contrary, Good Reason shall not include any reduction in bonus amounts paid or options or other benefits granted to Employee based on the operating performance and/or financial condition of the Company. In addition,

Employee acknowledges that as a result of the Merger, the Company will no longer be a publicly traded entity and will instead be a subsidiary of VLP, and recognizes that this restructuring will result in some modification to the Company’s structure and to Employee’s reporting requirements. Notwithstanding any provision in this Section 3(c) to the contrary, Employee shall have no right to assert Good Reason for a termination based on modifications to structure or reporting requirements arising directly as a result of the Company no longer being a public company or becoming a subsidiary of VLP.
          (ii) at any time upon 180 days’ prior written notice by Employee to the Company.
          (d) Compensation Upon Termination. Upon termination of Employee’s employment during the Term, Employee shall receive the following:
          (i) Death or Disability. Upon any termination of Employee’s employment described in Sections 3(a)(i) or 3(a)(ii), Employee shall, within 10 days of such termination, receive the Base Salary specified in Section 4 of this Agreement through the date of such termination, and without further action by the Board of Directors or any committee thereof, shall further receive, within 90 days of such termination, a lump sum payment equal to 12 months of the monthly Base Salary then being received by Employee; such benefits to be at least partially funded through the Company’s purchase of life and disability insurance provided that the Company’s failure to obtain and/or maintain any such insurance shall not relieve the Company of any obligation under this Section 3(d)(i). In addition, Employee shall be paid a pro rata portion (based on the date of termination) of the bonus that would have been payable to Employee under the Company’s bonus plan in effect for such year, but for the termination of Employee’s employment. In making the determination as to the amount of bonus for which Employee is eligible, the Company and members of its Board of Directors and/or management charged with making such determination shall calculate the amount of such bonus as if Employee had achieved all subjective performance standards applicable to such determination but otherwise based on the actual operating performance and financial condition of the Company. Any such bonus payable under this Section 3(d)(i) shall be payable at the time of and in accordance with the terms and conditions governing the payment of bonuses to other members of the Company’s senior management employees.
          (ii) Termination for Retirement, for Cause, for Voluntary Termination (Other than for Good Reason). Upon any termination of employment described in Sections 3(a)(iv), 3(b) or 3(c)(ii), Employee shall be entitled to receive the Base Salary specified in Section 4 of this Agreement through the date of such termination, and shall not be entitled to additional or further salary.
          (iii) Termination by Mutual Agreement. If Employee’s employment under this Agreement is terminated by the mutual agreement of Employee and the Company, the Company shall provide Employee with the payments and benefits specified in such Agreement.

          (iv) Termination for Good Reason or Without Cause or Company Failure to Renew Agreement. Upon any termination of employment by Employee for Good Reason as described in Section 3(c)(i) (other than Good Reason arising after a Substantial Event), any termination of employment by the Company pursuant to Section 3(b)(ii), or any failure or refusal by the Company to permit the automatic renewal of the Term in accordance with Section 2(a) hereof on the Initial Expiration Date, and on any subsequent Renewal Date (other than as provided in Section 3(d)(v)) (such a failure, a “Non-Renewal”), the Company, shall, without further action by the Board of Directors or any committee thereof and within 10 days of such termination, make a lump sum payment to Employee equal to 24 months of the monthly Base Salary then being received by Employee, shall maintain in full force and effect, for a period of 24 months commencing on the date of such termination, all Plans relating to medical, dental, accident and disability insurance then in effect, at the same levels and coverages as senior management employees were receiving immediately prior to Employee’s termination, and shall continue Employee’s automobile allowance for a period of 24 months in the same amount as immediately prior to termination. In addition, Employee shall be paid a pro rata portion (based on the date of termination) of the bonus that would have been payable to Employee under the Company’s bonus plan in effect for such year, but for the termination of Employee’s employment. In making the determination as to the amount of bonus for which Employee is eligible, the Company and members of its Board of Directors and/or management charged with making such determination shall calculate the amount of such bonus as if Employee had achieved all subjective performance standards applicable to such determination but otherwise based on the actual operating performance and financial condition of the Company. Any such bonus payable under this Section 3(d)(iv) shall be payable at the time of and in accordance with the terms and conditions governing the payment of bonuses to other members of the Company’s senior management employees.
          (v) Termination by Company Following Substantial Event or Termination by Employee for Good Reason following Substantial Event or Company Non-Renewal following Substantial Event. In the event that at any time within 24 months after the occurrence of a Substantial Event, the Company terminates Employee’s employment pursuant to Section 3(b)(ii), a failure or refusal by the Company to permit the automatic renewal of the Term in accordance with Section 2(a) hereof occurs, or Employee terminates employment for Good Reason, Employee shall receive the payments and other compensation and benefits described in Section 5(b) hereof.
     4. Compensation, Benefits and Expenses.
          (a) Base Salary. For all services rendered under this Agreement during the term of Employee’s employment, the Company shall pay Employee a minimum base salary at an annual rate that is not less than the annual rate currently being paid Employee, or at such higher annual rate as may be from time to time determined by action of the Board of Directors or committee thereof (the “Base Salary”). If the Base Salary is increased from time to time during the Term, the increased amount shall then constitute the Base Salary for the remainder of the Term, subject to any subsequent increases. Except as otherwise set forth herein, the Base Salary shall be payable in accordance with the Company’s customary payroll procedures.

          (b) Other Compensation and Benefits. In accordance with their terms, Employee shall be entitled to participate in any bonus or incentive compensation agreements, plans, programs, policies or arrangements sponsored, maintained or contributed to by the Company, to which the Company is a party or under which employees of the Company are covered, including, without limitation, any annual or long-term incentive (bonus) plan and any employee benefit plan such as a thrift, pension, profit sharing, deferred compensation, medical, dental, disability, accident, life insurance, automobile allowance, perquisite, fringe benefit, vacation, sick or parental leave, severance or relocation plan or policy or any other agreement, plan, program, policy or arrangement intended to benefit employees or executive officers of the Company (collectively, “Plans” and each a “Plan”). The Company agrees to maintain and continue the 2006 bonus plan as it exists immediately prior to Closing, with mutually agreed upon post-Closing Date synergies and pre-Closing Date transaction expenses excluded from calculations. A copy of the 2006 bonus plan is attached hereto as Exhibit A. Employee will receive approximately 22% of the 2006 bonus pool (in accordance with past practice) and will be permitted to consult with the Board of Directors on allocation of the remainder of the pool. The Company agrees to allocate the remainder of the pool in a fashion that meets the commitments made to individual employees, an example of which is attached hereto as Exhibit B. Following 2006, annual bonuses will be based upon a business plan agreed upon by Company management and the Board of Directors, and calculations will exclude bonus and take into account synergies. Employee will not receive equity compensation awards following the Closing Date, but will instead participate in the three-year long-term incentive program outlined on Exhibit C. The stock options granted to Employee prior to the Closing Date will be settled at the Closing Date in accordance with the provisions of the Merger Agreement.
          (c) Business Expenses. During the term of Employee’s employment under this Agreement, the Company shall, in accordance with, and to the extent of, its uniform policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Employee in performing his duties hereunder including, without limitation, all travel, lodging, meal and entertainment expenses while away from home on business in the service of the Company, provided that Employee accounts for such expenses to the Company, in the manner reasonably prescribed from time to time by the Company.
     5. Certain Rights Upon a Substantial Event.
          (a) Substantial Event Defined. For purposes of this Agreement, a “Substantial Event” shall mean the following events:
          (i) the Company sells, transfers, or otherwise disposes for value all or substantially all of its assets, other than to an affiliate of VLP or to an entity controlled by the public shareholders of PPR; or
          (ii) consummation of a merger, consolidation, sale, or other reorganization as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter, other than any such sale to an affiliate of VLP or to an entity controlled by the public shareholders of PPR.

Notwithstanding the foregoing, under no circumstances shall the Merger be considered a Substantial Event for purposes of this Agreement.
          (b) Termination of Employment or Failure to Renew Following Substantial Event. If, (i) during any time within 24 months following a Substantial Event the Company shall terminate Employee’s employment other than for Cause or the death, disability or retirement of Employee or a failure or refusal by the Company to permit the automatic renewal of the Term in accordance with Section 2(a) hereof occurs, or (ii) at any time within 24 months following a Substantial Event, Employee shall terminate the Term for Good Reason, then, and without further action by the Board of Directors or any committee thereof, the Company shall, within 10 days of such termination, make a lump sum payment to Employee equal to 36 months of the monthly Base Salary then being received by Employee, shall maintain in full force and effect, for a period of 3 years commencing on the date of such termination, all Plans relating to medical, dental, accident and disability insurance then if effect, at the same levels and coverages as Employee was receiving on the date immediately prior to the Substantial Event, and shall continue Employee’s automobile allowance for a period of 36 months in the same amount as immediately prior to termination. In addition, Employee shall be paid a pro rata portion (based on the date of termination) of the bonus that would have been payable to Employee under the Company’s bonus plan in effect for such year, but for the termination of Employee’s employment. In making the determination as to the amount of bonus for which Employee is eligible, the Company, and members of its Board of Directors and/or management charged with making such determination shall calculate the amount of such bonus as if Employee had achieved all subjective performance standards applicable to such determination but otherwise based on the actual operating performance and financial condition of the Company. Any such bonus payable under this Section 5(b) shall be payable at the time of and in accordance with the terms and conditions governing the payment of bonuses to other members of the Company’s senior management employees.
     6. Taxes.
          (a) Withholding. All payments under this Agreement shall be subject to reduction in the amount of any income, withholding, social security, disability insurance, or similar taxes of payments which the Company may be required or authorized to deduct by law or custom.
          (b) Excess Parachute Payments. Notwithstanding anything to the contrary set forth in or construed under this Agreement, if any of the payments or benefits provided for in this Agreement, together with any other payments which Employee has the right to receive from the Company or any corporation which is a member of an “affiliated group” (as defined in section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), without regard to Section 1504(b) of the Code) of which the Company is a member, constitute an “excess parachute payment” (as defined in Section 280G(b) of the Code) solely as a result of the Merger, the payments pursuant to this Agreement shall be increased to the extent necessary to reimburse Employee (on a federal, state and local income and employment after-tax basis) for the amount of the excise tax, if any, imposed against Employee under Section 4999 of the Code, or any applicable state and/or local counterpart thereto. The determination as to whether any increase in the payments under this Agreement pursuant to this Section 6(b) is necessary shall be made by

Employee in good faith and such determination shall be conclusive and binding upon the Company. The increased payments required under this Section 6(b) shall be promptly paid to Employee upon written demand therefor. For the avoidance of doubt, the tax protection set forth in this paragraph will apply only in respect of the Merger and will not apply in respect of any future transactions.
     7. Restrictive Covenants.
          (a) Prohibitions Against Disclosure. Employee agrees that upon termination of his employment with the Company for whatever reason, he will deliver to the Company all copies of or information with respect to the Company or its business which is not publicly known and which is in his possession. Employee further agrees that, without the express written consent of the Company, he will not, at any time during the term of this Agreement or for a period of 5 years thereafter, divulge, furnish, disclose or make accessible to any person, firm, organization or corporation, or use in any manner whatsoever to the detriment of the Company any such information or materials with respect to the Company, or any aspect of its business or operations, which are not already lawfully in the public domain.
          (b) Non-Solicitation. Employee agrees that he shall not, without the express prior written consent of the Company, at any time from the date of this Agreement and for a period of one year from the termination of Employee’s employment, for any reason, with the Company and its affiliates (the “Restricted Period”), directly or indirectly, solicit, entice, call upon or approach any employees of the Company and its affiliates to enter the employment of Employee or any employer or business with which Employee is associated or in which Employee has a financial interest. Ownership by Employee of less than 5% of the outstanding voting common stock, without any other action by or on behalf of Employee, of any publicly held corporation shall not constitute a violation of this Section 7(b).
          (c) Specific Performance. Employee acknowledges that the information received by him in the course of his employment with the Company is of such character as to render the same unique and, therefore, agrees disclosure thereof in violation of the covenants of Sections 7(a) or 7(b) would be of irreparable damage to the Company. Employee acknowledges and agrees that the terms of this Section 7 (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Company and its affiliates, (iii) impose no undue hardship on Employee, and (iv) are not injurious to the public. Employee further acknowledges and agrees that Employee’s breach of the provisions of this Section 7 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and that if the Company elects to prevent Employee from breaching such provisions by obtaining an injunction against Employee, there is a reasonable probability of the Company’s eventual success on the merits. In the event of a breach or threatened breach of this Section 7, Employee agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and Employee acknowledges that damages alone would be inadequate and insufficient. Accordingly, Employee agrees and consents that in the event that any action or proceeding shall be instituted by the Company to enforce any provision of this Agreement, Employee waives the claim or defense in such action that there is an adequate remedy at law available to the company, and Employee shall not urge in any such action or proceeding the claim or defense that such remedy at law exists. The parties agree that the Company’s remedies for breach of this Agreement expressly described herein shall be cumulative and the seeking or obtainment of injunctive relief shall not preclude a claim or award for damages or other relief as provided for herein or as otherwise may be available to the Company.
     8. Full Settlement. If Employee receives payments and benefits pursuant to Sections 3(d)(iv) or 5(b) of this Agreement, Employee shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and its affiliates, unless otherwise specifically provided therein in a specific reference to this Agreement.
     9. Notices. All notices hereunder shall be in writing and shall be deemed to have been given at the time when mailed in any general or branch United States Post Office enclosed in a certified or registered postpaid envelope addressed to the respective party at the address set forth below, or at such changed address as either party may have fixed by notice; provided, however, that any notice or change of address shall be effective only upon receipt:

Address of Company:	The Sportsman’s Guide, Inc.
411 Farwell Avenue
South St. Paul, MN 55075

with a copy to:	Ralph E. Heyman, Esq.
Chernesky, Heyman & Kress P.L.L.
10 Courthouse Plaza, S.W.
Suite 1100
Dayton, OH 45402

Address of Employee:	Greg Binkley
11636 Raspberry Hill Rd.
Eden Prairie, MN 55344
     10. Divisibility. The provisions of this Agreement are divisible. If any provision shall be deemed invalid or unenforceable as to any periods of time, territory or business activities, such provisions shall be deemed limited to the extent necessary to render it valid and enforceable. If any provision shall be deemed invalid or unenforceable to in other extent, the remaining provisions of this Agreement shall not be rendered unenforceable as a result thereof.
     11. Waiver. Failure by either party to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.
     12. Captions. The captions used in connection with this Agreement are for reference purposes only and shall not be construed as a part of this Agreement.

     13. Successors and Assigns.
          (a) Successors and Assigns of the Company. This Agreement shall be binding upon and inure to the benefit of any successor of the Company and any such successor shall absolutely and unconditionally assume all of the Company’s obligations hereunder. Upon Employee’s written request, the Company shall seek to have any such successor, by agreement in form and substance satisfactory to Employee, assent to the fulfillment by the Company of its obligations hereunder.
          (b) Successors and Assigns of Employee. This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable to Employee hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there be no such designee, to Employee’s estate. Except as otherwise expressly set forth in this Section 13(b), Employee may not assign this Agreement, in whole or in part, without the prior written consent of the Company.
     14. Section 409A. If any compensation or benefits provided by this agreement may result in the application of Section 409A of the Code (“Section 409A”), the Company shall, in consultation with Employee, modify this Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A, other applicable provisions of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions. Without limiting the generality of the foregoing, to the extent required in order to comply with Section 409A, amounts and benefits to be paid or provided under Section 6 during the period between Employee’s termination of service with the Company and the six-month anniversary thereof, shall be paid or provided to Employee on the first business day after the date that is six months following the date of such termination.
     15. Complete Agreement and Governing Law. This Agreement shall become effective as of the Closing Date. Effective as of the Closing Date, this Agreement supersedes all prior agreements written or oral with respect to the subject matter hereof, including without limitation, the Employment Agreement between Employee and the Company, dated July 25, 1997. In the event that the Merger Agreement is terminated prior to the occurrence of a Closing Date, this Agreement shall become null and void and of no effect. This Agreement is intended as a complete and exclusive statement of the terms of the Agreement between the parties with respect to its subject matter. This Agreement may be changed or terminated only in writing executed by each party and shall be governed by the laws of the State of Minnesota.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE SPORTSMAN’S GUIDE, INC.

By:	/s/ CHARLES LINGEN

Title:	CFO

EMPLOYEE:
/s/ GREGORY BINKLEY

Greg Binkley

Exhibit A
TSG 2006 Bonus Plan

Earnings*	Bonus (000)
Less than $XX million	None

$XX million — $XX million	$500.0 + 20% over $XX million

$XX million — $XX million	$1,500.0 + 25% over $XX million

$XX million and greater	$2,750.0 + 30% over $XX million

*	TSG bonus plan, earnings before taxes and stock option expense
Note: Interest expense from an acquisition is to be charge to the acquired company and not charged to TSG.
[Target levels of earnings involve confidential business information and are omitted.]

TGW 2006 Bonus Plan

Earnings*	Bonus (000)
Less than $XX million	None

$XX million — $XX million	15% over $XX million

$XX million — $XX million	$150.0 + 17.5% over $XX million

$XX million — $XX million	$325,000 + 20% over $XX million

$XX million — $XX million	$525,000 + 22.5% over $XX million

$XX million — $XX million	$975,000 + 25% over $XX million

$XX million and greater	$1,600,000 + 30% over $XX million

*	TGW bonus plan, earnings before taxes and stock option expense
[Target levels of earnings involve confidential business information and are omitted.]

Exhibit B
To:
From: Greg Binkley
Re:      2006 Bonus Plan
The following is your 2006 Sportsman’s Guide Bonus plan. You will have to be employed by the company at the end of the year to qualify for the bonus plan. As a point of information, the pre-tax profit in 2005 was $15.3 million dollars.

Pre-tax Profit	Bonus
$XX million and less than $XX million	$10,000

$XX million and less than $XX million	$12,500

$XX million and less than $XX million	$15,000

$XX million and less than $XX million	$17,500

$XX million and less than $XX million	$20,000

$XX million and greater	$25,000
If you have any questions, please see me.
Thank you.
[Target levels of earnings involve confidential business information and are omitted.]

Exhibit C
Three-Year Bonus Plan
January 1, 2006 through December 31, 2008

If Target Met (% of Base Salary)
2006 EBIT	25%

2007 EBIT	50%

2008 EBIT	75%

Cumulative EBIT	50%
Amounts will be paid by April 15, 2009, based on base salary for year in which payment earned. If the Target is not met for one or more years, the Cumulative EBIT Target may still be achieved for the overall period. Employee must continue to be employed through the payment date to receive bonus; provided, however, that if Employee is terminated by the Company other than for Cause or leaves for Good Reason, Employee is entitled to be paid for (i) the bonus for prior years where Targets have been met, to be paid upon termination, and (ii) a pro rata portion of the bonus for the then-current year (if any) to be paid following determination of whether the Target has been met at the end of the then-current year (but, for the avoidance of doubt, will have no entitlement to any portion of the bonus based on Cumulative EBIT). Calculations under this plan will exclude bonuses and synergies, and will also exclude merger costs.